Exhibit 99.3

CarrAmerica Realty Corporation

For the quarter ended December 31, 2004

Supplemental Quarterly Call Reconciliations - Exhibit 99.3

Debt Plus Preferred Stock to Market Capitalization Percentage Calculation

(In thousands, except ratio)
Market value of common equity	$1,987,029
Preferred equity	201,250
Total Debt (less discount/swap)	1,952,158

Total Market Capitalization	$4,140,437

Preferred equity	$201,250
Total Debt (less discount/swap)	1,952,158

Debt plus Preferred Stock	$2,153,408

Debt plus Preferred to Market Capitalization	52.0%

Projected Funds Available for Distribution Coverage 2005

(In millions, except ratios)		Forecast 2005
Net income		$31-46
Adjustments:	Minority interest	9
	FFO allocable to the minority Unitholders	(14)
	Depreciation and amortization - REIT properties	128
	Depreciation and amortization - Equity properties	18
	Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(1)
	(Gain) loss on sale of properties	(2)

FFO as defined by NAREIT		169-184
Less:	Preferred dividends, dividends on unvested restricted stock	(15)

FFO attributable to common shareholders		154-169
	FFO allocable to the minority Unitholders	14

Diluted FFO available to common shareholders(1)		$168-183

Less:	Lease commissions/Tenant improvements	(75-85)
	Building capital additions	(9-11)
	Above/below market leases	7-9
	Straight line rent	(12-14)

Funds available for distribution to common shareholders(2)(3)		$65-96

	Dividends and distributions	$119-123

	Funds Available for Distribution Coverage	.5x-.8x

Adjusted funds available for distribution to common shareholders excluding $22 million for new lease in Washington, DC		$87-118

Adjusted Fund:	Available for Distribution Coverage	.7x-1.0x

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

3	Amounts in 2005 include the impact of a new lease in Washington, D.C. which represents a $22 million reduction of Funds Available for Distribution to common shareholders.

Reconciliation of Funds Available for Distribution to Net Income

Without Prepayment Penalties

	(In thousands)	Quarter Ended 12/31/04
	Net income	$26,794
	Depreciation and amortization	37,296
	Minority interest	1,360
	(Gain) loss on sale of property	(27,658)
	Gain on sale of discontinued operations	—
	Preferred stock dividends and dividends on unvested restricted stock	(3,971)

	Diluted funds from operations	33,821

Less:	Lease commissions	(4,486)
	Tenant improvements	(12,064)
	Building capital additions	(4,497)
	Above/below market leases	530
	Straight line rent	(1,397)
	Impairment losses	2,524
	Antidilutive FFO allocable to minority Unitholder	3,687

	Funds available for distribution to common shareholders	18,118

Adjustments:
	Prepayment penalties on debt - Interest expense	3,028
	Prepayment penalties on debt - Equity in earnings	1,603

	Adjusted funds available for distribution to common shareholders	22,749

	Common dividends and distributions	$30,568

	Funds available for distribution to common shareholders coverage ratio	0.74